Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated June 29, 2015 of Platform Specialty Products Corporation of our report dated June 28, 2016 relating to the financial statements and supplemental schedule of the Platform Specialty Products Corporation Employee Savings and 401(k) Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015, which appears in this 2015 Annual Report on Form 11-K.

/s/ CohnReznick LLP

Hartford, Connecticut
June 28, 2016